Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 332-3990 fax: (617) 332-2261

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hrpreit.com

HRPT Properties Trust Announces Results for the Period
Ended March 31, 2006

___________________________________________

Newton, MA (May 8, 2006): HRPT Properties Trust (NYSE: HRP) today announced financial results for the quarter ended March 31, 2006.

Results for the quarter ended March 31, 2006:

Net income available for common shareholders was $131.4 million for the quarter ended March 31, 2006, compared to $20.7 million for the same quarter last year. Net income available for common shareholders per share (EPS) for the quarters ended March 31, 2006 and 2005 was $0.63 and $0.12, respectively. The increase in net income available for common shareholders includes gains recognized in 2006 from the sale of our investments in shares of Senior Housing Properties Trust and Hospitality Properties Trust.

Funds from operations (FFO) available for common shareholders for the quarter ended March 31, 2006, was $64.7 million, or $0.31 per share. This compares to FFO available for common shareholders for the quarter ended March 31, 2005, of $56.7 million, or $0.32 per share.

The weighted average number of common shares outstanding totaled 209,860,625 and 179,816,525, for the quarters ended March 31, 2006 and 2005, respectively.

Occupancy and Leasing Results:

As of March 31, 2006, 93.4% of HRPT’s total square feet was leased, compared to 93.9% leased as of March 31, 2005.

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

HRPT signed new leases for 606,000 square feet and lease renewals for 1,160,000 square feet during the quarter ended March 31, 2006, for weighted average rental rates that were 2% above prior rents for the same space.

Average lease terms for leases signed during the first quarter of 2006 were 10.3 years. Commitments for tenant improvement and leasing commission (TI/LC) costs for leases signed during the quarter ended March 31, 2006 totaled $10.71 per square foot on a weighted average basis.

Investing Activities:

During the first quarter of 2006, HRPT acquired two portfolios of properties with 1.8 million square feet of office space for $201.6 million, plus closing costs.

Conference Call:

On Monday, May 8, 2006, at 1:00 p.m. Eastern Time, Adam Portnoy, executive vice president, and John Popeo, chief financial officer, will host a conference call to discuss the first quarter 2006 results.

The conference call telephone number is (800) 810-0924. Participants calling from outside the United States and Canada should dial (913) 981-4900. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through May 14, 2006. To hear the replay, dial (719) 457-0820. The replay pass code is 7584489.

A live audio webcast of the conference call will also be available in a listen only mode on HRPT’s web site, which is located at www.hrpreit.com. Participants wanting to access the webcast should visit the company’s web site about five minutes before the call. The archived webcast will be available for replay on HRPT’s web site for about one week after the call.

Supplemental Data:

A copy of HRPT’s First Quarter 2006 Supplemental Operating and Financial Data is available for download at HRPT’s web site.

HRPT Properties Trust is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States. As of March 31, 2006, HRPT owned 474 properties with 56.8 million square feet, including almost 18 million square feet of leased industrial and commercial lands in Oahu, HI. HRPT is headquartered in Newton, Massachusetts.

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HRPT Properties Trust
Statements of Income and Funds from Operations
(amounts in thousands, except per share data)

	Quarter Ended March 31,
	2006	2005

Rental income	$189,559	$166,554

Expenses:
Operating expenses	71,803	63,107
Depreciation and amortization	37,666	32,511
General and administrative	7,873	6,875
Total expenses	117,342	102,493

Operating income	72,217	64,061

Interest income	1,235	180
Interest expense (including amortization of note discounts and premiums and deferred financing fees of $1,138 and $665, respectively)	(41,294)	(35,607)
Loss on early extinguishment of debt	(1,659)	—
Equity in earnings of equity investments (1)	3,136	3,394
Gain on sale of shares of equity investments (1)	116,287	—
Income from continuing operations	149,922	32,028
(Loss) income from discontinued operations	(87)	207
Net income	149,835	32,235
Preferred distributions	(11,508)	(11,500)
Excess redemption price paid over carrying value of preferred shares (2)	(6,914)	—
Net income available for common shareholders	$131,413	$20,735

Calculation of Funds from Operations, or FFO: (3)
Net income	$149,835	$32,235
Plus: depreciation and amortization	37,751	32,721
Loss on early extinguishment of debt:
Add: amount included in total expenses	1,659	—
Less: portion settled in cash	—	—
Less: gain on sale of shares of equity investments	(116,287)	—
Less: equity in earnings of equity investments	(3,136)	(3,394)
Plus: FFO from equity investments	6,426	6,681
FFO	76,248	68,243
Less: preferred distributions	(11,508)	(11,500)
FFO available for common shareholders	$64,740	$56,743

Weighted average common shares outstanding	209,861	179,817

Per common share:
Income from continuing operations	$0.63	$0.11
(Loss) income from discontinued operations	—	—
Net income available for common shareholders	0.63	0.12
FFO available for common shareholders	0.31	0.32
Common distributions paid	0.21	0.21

HRPT Properties Trust
Statements of Income and Funds from Operations
(amounts in thousands, except per share data)

(1)             We account for our common share investments in Senior Housing Properties Trust, or Senior Housing, and Hospitality Properties Trust, or Hospitality Properties, using the equity method of accounting. In March 2006, we sold all of our Senior Housing common shares for gains of $39,066, and all of our Hospitality Properties shares for gains of $77,221.

(2)             In March 2006, we redeemed all our 8 million Series A preferred shares for their liquidation preference of $25/share plus accrued and unpaid distributions through the date of the redemption.

(3)             We compute FFO as shown in the calculation above. Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition because we add loss on early extinguishment of debt unless settled in cash. We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gains or losses on sales of properties, FFO can facilitate a comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our Board of Trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectations of future capital requirements and operating performance.

HRPT Properties Trust
Consolidated Balance Sheets
(amounts in thousands, except share data)

	March 31,	December 31,
	2006	2005
		(audited)
ASSETS
Real estate properties:
Land	$1,101,349	$1,080,563
Buildings and improvements	4,333,819	4,144,011
	5,435,168	5,224,574
Accumulated depreciation	(579,090)	(548,460)
	4,856,078	4,676,114
Properties held for sale	10,726	10,779
Acquired real estate leases	177,279	161,787
Equity investments in former subsidiaries	—	194,297
Cash and cash equivalents	35,587	19,445
Restricted cash	13,316	18,348
Rents receivable, net of allowance for doubtful accounts of $3,910 and $3,767, respectively	158,022	145,385
Other assets, net	104,181	101,012
Total assets	$5,355,189	$5,327,167

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$193,000	$256,000
Senior unsecured debt, net	1,940,287	1,889,991
Mortgage notes payable, net	379,959	374,165
Accounts payable and accrued expenses	67,078	80,125
Acquired real estate lease obligations	43,711	38,987
Rent collected in advance	23,114	17,858
Security deposits	14,577	13,679
Due to affiliates	9,636	10,876
Total liabilities	2,671,362	2,681,681

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value:
50,000,000 shares authorized;
Series A preferred shares; 9 7/8% cumulative redeemable at par on February 22, 2006; zero and 8,000,000 shares issued and outstanding, respectively, aggregate liquidation preference $200,000	—	193,086
Series B preferred shares; 8 3/4% cumulative redeemable at par on September 12, 2007; 12,000,000 shares issued and outstanding, aggregate liquidation preference $300,000	289,849	289,849
Series C preferred shares; 7 1/8% cumulative redeemable at par on February 15, 2011; 6,000,000 and zero shares issued and outstanding, respectively, aggregate liquidation preference $150,000	145,015	—
Common shares of beneficial interest, $0.01 par value:
250,000,000 shares authorized; 209,860,625 shares issued and outstanding	2,099	2,099
Additional paid in capital	2,772,245	2,779,159
Cumulative net income	1,602,609	1,452,774
Cumulative common distributions	(1,938,889)	(1,894,818)
Cumulative preferred distributions	(189,101)	(176,663)
Total shareholders’ equity	2,683,827	2,645,486
Total liabilities and shareholders’ equity	$5,355,189	$5,327,167